Exhibit 10.2
AMENDMENT
TO
EMPLOYMENT OFFER LETTER
(Rajiv De Silva)
     AMENDMENT TO EMPLOYMENT OFFER LETTER, dated as of March 30, 2010 (the “Amendment”), between Valeant Pharmaceuticals International (the “Company”) and Rajiv De Silva (the “Executive”).
RECITALS
     WHEREAS, the Company and Executive previously entered into that certain employment offer letter, dated as of December 17, 2008 (the “Effective Date”), which sets forth the terms and conditions of Executive’s employment with the Company (the “Employment Letter”);
     WHEREAS, the Company and Executive desire to amend the Employment Letter as set forth herein; and
     NOW, THEREFORE, the Company and Executive hereby agree that, effective as of the date set forth above, the Employment Letter shall be amended as follows:
     A. Severance Benefits. The first two bullet points of the Section entitled “Severance Benefits” are amended and restated to read as follows:
•	The Company will pay you an amount equal to 1.6 times your annual salary as of the date of your termination, provided that, if your termination occurs either in contemplation of a Change in Control or at any time within twelve (12) months following a Change in Control, the Company shall instead pay you an amount equal to two times the sum of (A) your annual salary as of the date of termination, plus (B) your annual target bonus as of the date of your termination.

•	The Company will pay you any accrued but unpaid salary or vacation pay and any deferred compensation. In addition, the Company will pay you any bonus earned but unpaid in respect of any fiscal year preceding the termination date. The Company will also pay you a bonus in respect of the fiscal year in which the termination date occurs, as though you had continued in employment until the payment of bonuses by the Company to its executives for such fiscal year, in an amount equal to the product of (A) the lesser of (x) the bonus that you would have been entitled to receive based on actual achievement against the stated performance objectives or (y) the bonus that you would have been entitled to receive assuming that the applicable performance objectives for such fiscal year were achieved at “target”, and (B) a fraction (i) the numerator of which is the number of days in such fiscal year through termination date and (ii) the denominator of which is 365; provided that, if your termination occurs either in contemplation of a Change in Control or at any time within twelve (12) months following a Change in Control, then in the foregoing calculation the amount under (A) shall be equal to (y). Any bonus payable to you under this bullet shall be paid in no event later than March 15 of the calendar year following the calendar year in which the termination date occurs.
     B. Performance Restricted Share Units. The Section entitled “Performance Restricted Share Units” is amended by adding a new subsection (8) that reads as follows:
8.	Notwithstanding the foregoing vesting provisions of the 2009 Performance Units, if the financial performance-based goal approved by the Compensation Committee prior to April 1, 2010 for the service and performance period beginning on or after April 1, 2010 (the “Performance Goal”) is achieved as certified by the Compensation Committee following the end of the performance period for such goal, then you shall vest in the first tranche of 50,117 2009 Performance Units that could have been earned under subsection (1) above; provided that you are employed by the Company on such vesting date; and provided further that vesting under this subsection (8) shall reduce by 50,117 the number of 2009 Performance Units that you could vest in under subsections (2) and (3) above, and eliminate the first tranche of 50,117 2009 Performance Units that you could vest in under subsection (1) above; and provided further that any vesting under this subsection (8) shall be conditioned on issuance by the Internal Revenue Service on or before March 5, 2011 of a favorable private letter ruling that such vesting upon the achievement of the Performance Goal will meet the requirements for the 2009 Performance Units to qualify as other performance-based compensation exempt from the limitations applicable under Section 162(m) of the Internal Revenue Code (the “Private Letter Ruling”). The Company shall distribute to you a number of shares of its common stock equal to the number of 2009 Performance Units that become vested under this subsection within 10 days of the later to occur of (A) the vesting date of such 2009 Performance Units and (B) receipt of such Private Letter Ruling, but in no event later than March 15, 2011. Notwithstanding anything else in this subsection (8), if the Internal Revenue Service does not issue the Private Letter Ruling on or before March 5, 2011, this subsection (8) shall be rendered void and without effect, and no vesting of the related 2009 Performance Units shall be deemed to have occurred due to achievement of the Performance Goal.
     C. Release. The following new paragraph shall be added at the end of the Section entitled “Severance Benefits:”
Notwithstanding anything herein to the contrary, in no event shall the timing of your execution of the general release, directly or indirectly, result in you designating the calendar year of payment, and if a payment that is subject to execution of the general release could be made in more than one taxable year, payment shall be made in the later taxable year.

     D. This Amendment may be signed in counterparts and a signed fax or PDF shall be treated as an original.
     E. In all respects not modified by this Amendment, the Employment Letter is hereby ratified and confirmed.
     IN WITNESS WHEREOF, the Company and the Executive agree to the terms of this Amendment to Employment Offer Letter, effective as of the date set forth above.

VALEANT PHARMACEUTICALS INTERNATIONAL
By:	/s/ J. Michael Pearson
	Name:	J. Michael Pearson
	Title:	Chairman and Chief Executive Officer

EXECUTIVE
/s/ Rajiv De Silva
Rajiv De Silva

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